EXHIBIT 11.1


                                    AGREEMENT
                                    ---------

1. THIS AGREEMENT (Agreement) is entered into as of June 15, 2005, by and among HAMPTON & HAMPTON, P.A., a Kansas corporation, (hereinafter referred to as "H & H") and Von Hampton, personally, (hereinafter referred to as "Hampton"), and W.H. Williams CPA, INC. , a Kansas corporation, (hereinafter referred to as "WHW"), and Willis Williams, personally (hereinafter referred to as "Williams").

                              W I T N E S S E T H:

WHEREAS, Williams sold the accounting practice operated by WHW to H & H upon the terms and conditions set forth in the Agreement by and between the parties entitled ASSET PURCHASE AND SALE AGREEMENT, dated September 30, 2004, and contemporaneously Williams entered a Contract for Deed which conveyed to H & H all right, title and interest of WHW's Assets to include goodwill, and Williams conveyed the contractual right to obtain the real property located at 113 S. Mahaffie, Olathe, Kansas, and further Williams entered into a Non-Compete/Non-Solicitation Provision in the body of the ASSET PURCHASE AND SALE AGREEMENT; and

WHEREAS, H & H and Hampton (Purchasers) and WHW and Williams (Sellers) are desirous of terminating and reversing said ASSET PURCHASE AND SALE AGREEMENT and Contract for Deed, the above referenced parties;

NOW THEREFORE, in consideration of the mutual covenants, terms and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. TRANSACTION PRICE: Williams shall pay to H & H the sum of One Hundred Seventy-Six Thousand Dollars ($176,000.00), to be paid as follows:

     A. One Hundred Twenty-Five Thousand Dollars ($125,000.00) at the execution of this Agreement by check; and

     B. The execution of a Promissory Note, attached hereto and incorporated by reference in the sum of Fifty-One Thousand Dollars ($51,000.00).

2.   CONSIDERATION CONVEYED BY H & H:

     A. H & H shall return all assets conveyed in the original ASSET PURCHASE AND SALE AGREEMENT (Schedule A, attached hereto and incorporated by reference) to include any obligation as to Williams Non-Compete/Non-Solicitation. Further, as well as any general goodwill, H & H shall return the Blue Book and information about any WHW or Williams' clients contained therein. H & H specifically agrees not to solicit any WHW or Williams' clients and herein agrees to return all client information, with the exception of certain tax records for which H & H was a paid preparer and for which H & H has a statutory obligation to retain said records for a period of three (3) years from the date of preparation, this provision shall not be construed as a permission to solicit said WHW or Williams' clients. Finally, all information with respect to the original ASSET PURCHASE AND SALE AGREEMENT, CONTRACT FOR DEED, ESCROW AGREEMENT, (if any), NON-COMPETITION/NON-SOLICITATION AGREEMENT (if any) and this AGREEMENT, shall be to the extent permissible under the Securities and Exchange Commission Acts of 1933 or 1934 as Amended shall be removed from the H & H website or any required filings.

     B. H & H shall make no further claim upon the real property located at 113 S. Mahaffie, Olathe, Kansas, and further shall be relieved of any obligation contained in said Contract for Deed. Further, H & H shall return all keys and alarm codes, if any, remove all H & H files and furniture, as well as the reference to said address on H & H's letterhead, stationary or website.

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3.   PRORATIONS:

     A. Utilities shall be taken out of the name of H & H and replaced by Williams to himself or the entity of his choice.

     B. Accounts Receivable shall be divided per a cash basis with any billings received through June 15, 2005, to H & H and any received after June 15, 2005, to WHW or Williams.

     C. Liability insurance shall be cancelled by H & H as of June 16, 2005, and shall be the sole responsibility of WHW or Williams.

     D. Property tax shall be prorated by the parties, the amount computed due from September 30, 2004, through June 15, 2005, shall be the responsibility of H & H and from said computed sum H & H shall receive a credit for the payment made in December 2004. All other taxes shall be and remain the responsibility of WHW or Williams. Should the above computation require additional payment by H & H, the sum due, if any, shall be deducted from the first payment due under the above-referenced Promissory Note.

     E. Monthly rent paid by H & H shall be prorated as of June 15, 2005, and any sums due for overpayment of June's rent shall be refunded to H &
          H. BN If the combined proration in Paragraph 3, Section D and E, are equal to or less then Two Hundred Fifty Dollars ($250.00), these two provisions shall be deemed satisfied.

4. CLOSING: The closing of this Agreement shall take place at the law offices of Larry R. Shouse, Esq., Shouse & Raithel, 4218 Roanoke, Suite 301, Kansas City, Missouri 64111, on the 15th day of June, 2005, at 1:00 o'clock p.m. or at such other time and place as all of the parties hereto may mutually agree.

5. VALIDITY OF AGREEMENT: The Parties have the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of the Parties and is fully enforceable against the other in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors rights generally.

6. REPRESENTATIONS OF THE PARTIES: The Parties represent and warrant to the other that:

     A. Neither party has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions or the like in connection with this Agreement or the transactions contemplated hereby.

     B. That each party shall recover reasonable attorneys' fees should that party be required to sue to enforce this Agreement, provided they prevail by suit or settlement.

     C. Any action under this Agreement, which is a duty or obligation of that party per this Agreement, shall entitle the non-breaching or defaulting party to be indemnified by the breaching or defaulting party.

7.   MISCELLANEOUS:

     A. Survival of Representations, Warranties and Agreements. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or in connection with the

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

          Closing) shall survive the execution, acknowledgment, sealing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         B. Notices. All notices, requests, demands, consents and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either (a) by personal delivery against a receipted copy, or (b) by certified or registered U.S. mail, return-receipt requested, postage prepaid, to the following addresses:

               (i) Seller: Hampton & Hampton, PA and Von Hampton 1501 Kansas Great Bend, Kansas 67530

               (ii) Purchaser: W. H. Williams, Inc. and Willis H. William, CPA 113 S. Mahaffie Olathe, Kansas


               (iii) Copy to Arbitrator: Larry R. Shouse 4218 Roanoke, Ste. 301
                     Kansas City, Missouri 64111 Telephone: 816-531-7775
                     Facsimile: 816-756-3003

or to such other address of which written notice in accordance with this Paragraph 7 shall have been provided by such party.


          C. Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

          D. Assignability. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that the Purchaser may, without the prior written consent of any other party, assign its interest in this Agreement to any Affiliate of the Purchaser if such Affiliate undertakes to perform the Purchaser's obligations hereunder that shall have been so assigned, and upon, from and after such assignment the Purchaser shall have no further liabilities, obligations or duties in respect of the rights, obligations and duties so assigned.

          E. Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each other Person who is indemnified under any provision of this Agreement, and their respective heirs, personal and legal representatives, guardians, successors and, in the case of Purchaser, its permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, remedies, obligations or liabilities.

          F. Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

          G. Amendment; Waiver. No provision of this Agreement may be amended, waived or otherwise modified without the prior written consent of all of the parties hereto, No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in

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

               this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

          H. Section Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          I. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          J. Applicable Law. This Agreement is made and entered into and shall be governed by and construed in accordance with the laws of the State of Kansas.

          K. Remedies. The parties hereto acknowledge that the consideration of each is 1unique; that any claim for monetary damages may not constitute an adequate remedy; and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. It is accordingly hereby agreed by all parties that no objection to the form of the action or the relief prayed for in any proceeding for specific performance of this Agreement shall be raised by any party, in order that such relief may be expeditiously obtained by an aggrieved party. All parties may proceed to protect and enforce their rights hereunder by a suit in equity, transaction at law or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

          L. Further Assurances. The Seller agrees to execute, acknowledge, seal and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the Purchaser may request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

          M. Use of Genders. Whenever used in this Agreement, the singular shall include the plural and vice versa, and the use of any gender shall include all genders and the neuter.

          N. Common Counsel. Both Seller and Purchaser acknowledge that they are aware of the differing interests they have with respect to one another in this transaction and that Larry R. Shouse has acted as attorney for WHW and Williams and for H & H and Hampton. All Parties have been informed and advised to seek separate counsel in this transaction, and it is Mr. Shouse's understanding that both Parties have and will continue to have this Agreement independently reviewed.


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

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement under seal, with the intention of making it a sealed instrument, on the date first above written.

Hampton & Hampton, PA

By:
   ---------------------------------
   Von Hampton, President

STATE OF MISSOURI )
                                    ) ss:
COUNTY OF JACKSON,                  )

     Acknowledged before me this 15th day of June, 2005, by Von Hampton, President of Hampton & Hampton, PA, Inc., a Kansas Corporation.


                                             ------------------------------
My Commission expires:                                Notary Public



Von Hampton, Individually

By:
   ---------------------------------
   Von Hampton

STATE OF MISSOURI )
                                    ) ss:
COUNTY OF JACKSON                   )



     Acknowledged before me this 15th day of June, 2005, by Von Hampton.


                                             ------------------------------
My Commission expires:                                Notary Public


W.H. Williams, Inc.

By:
    --------------------------------
    Willis H. Williams, President



STATE OF MISSOURI )
                                    ) ss:
COUNTY OF JACKSON,                  )

     Acknowledged before me this 15th day of June, 2005, by Willis H. Williams, President of W.H. Williams, Inc., a Kansas Corporation.


                                             ------------------------------
My Commission expires:                                Notary Public




Willis H. Williams, Individually

By:
   ---------------------------------
   Willis H. Williams, CPA




STATE OF MISSOURI )
                                    ) ss:
COUNTY OF JACKSON,                  )

     Acknowledged before me this 15th day of June, 2005, by Willis H. Williams.


                                             ------------------------------
My Commission expires:                                Notary Public

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